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As filed with the Securities and Exchange Commission on January 31, 2008

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SILVER WHEATON CORP.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	1041	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 3150 - 666 Burrard Street, Vancouver, BC, V6C 2X8, Canada, (604) 684-9648
(Address and telephone number of Registrant's principal executive offices)

DL Services, Inc., U.S. Bank Center, 1420 5th Avenue, Suite 3400, Seattle, WA 98101-4010, (206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Michael Johnson Silver Wheaton Corp. Suite 3150 - 666 Burrard Street Vancouver, British Columbia V6C 2X8 Canada (604) 684-9648	Cameron Belsher McCarthy Tétrault LLP Suite 1300, Pacific Centre 777 Dunsmuir Street Vancouver, British Columbia V7Y 1K2 Canada (604) 643-7100	Mark Bennett Jennifer Traub Cassels Brock & Blackwell LLP 2100 Scotia Plaza 40 King Street West Toronto, Ontario M5H 3C2 Canada (416) 869-5300	Gil Cornblum Chris Barry Dorsey & Whitney LLP TD Canada Trust Tower 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370	Jay Kellerman Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 Canada (416) 869-5201	Andrew Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 United States (212) 373-3000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.
[            ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.
[X] at some future date (check appropriate box below)
1.
[    ] pursuant to Rule 467(b) on (                        ) at (                        ) (designate a time not sooner than seven calendar days after filing).
2.
[    ] pursuant to Rule 467(b) on (                        ) at (                        ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                        ).
3.
[    ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.
[X] after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per common share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Common Shares	108,000,000	$14.41	$1,555,977,600	$61,161.80

(1)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. U.S. dollar amounts are calculated based on the noon buying rate in New York City of Cdn$1.00 = US$0.9936 as certified for customs purposes by the Federal Reserve Bank of New York on January 30, 2008.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2008

Prospectus

SILVER WHEATON CORP.

Cdn$1,566,000,0000

108,000,000 Common Shares

This short form prospectus is being filed to qualify the distribution (the "Offering") of 108,000,000 common shares (the "Offered Shares") of Silver Wheaton Corp. ("Silver Wheaton" or the "Corporation") at a price of Cdn$14.50 per Offered Share (the "Offering Price") owned by Goldcorp Trading (Barbados) Ltd. (the "Selling Shareholder"), a wholly-owned subsidiary of Goldcorp Inc. ("Goldcorp"). The Corporation will not receive any part of the proceeds from the sale of the Offered Shares by the Selling Shareholder, and all fees and expenses associated with the Offering will be paid by the Selling Shareholder. The Selling Shareholder currently owns an aggregate of approximately 48% of the outstanding Common Shares (the "Common Shares") of the Corporation. Following completion of the Offering, the Selling Shareholder will no longer own any of the outstanding Common Shares. The Common Shares will be sold pursuant to an underwriting agreement (the "Underwriting Agreement") dated as of January 31, 2008 between Silver Wheaton, Goldcorp, the Selling Shareholder and Macquarie Capital Markets Canada Ltd., Genuity Capital Markets, GMP Securities L.P., CIBC World Markets Inc., National Bank Financial Inc., RBC Dominion Securities Inc., Scotia Capital Inc., Canaccord Capital Corporation and Merrill Lynch Canada Inc. (collectively, the "Underwriters"). The Offering Price was determined by negotiation between Goldcorp, the Selling Shareholder and the Underwriters. See "The Selling Shareholder" and "Plan of Distribution".

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") and on the New York Stock Exchange (the "NYSE") under the symbol "SLW". On January 30, 2008, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX was Cdn$16.16 and on the NYSE was $16.30 .

Price: Cdn$14.50 per Common Share

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Corporation is incorporated or organized under the laws of a foreign country, that some of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States.

These securities have not been approved or disapproved by the securities and exchange commission nor has the commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriters' Fee(1)	Net Proceeds to the Selling Shareholder(2)
Per Offered Share	Cdn$14.50	Cdn$0.50	Cdn$14.00
Total	Cdn$1,566,000,000	Cdn$54,000,000	Cdn$1,512,000,000
(1)
In consideration for the services rendered by the Underwriters in connection with the Offering, the Underwriters will be paid a fee of Cdn$54,000,000, representing 3.45% of the gross proceeds of the Offering, which fee will be paid by the Selling Shareholder.
(2)
After deducting the Underwriters' fee, but before deducting expenses of the Offering, including the preparation and filing of this short form prospectus, which are estimated to be Cdn$1,000,000. The Selling Shareholder will pay these expenses, together with the Underwriters' fee, from the proceeds of the Offering.

An investment in the Offered Shares is subject to certain risks. Prospective investors should carefully consider the risk factors described in this short form prospectus under "Risk Factors".

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when sold by the Selling Shareholder and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution", subject to the approval of certain legal matters on behalf of the Corporation by McCarthy Tétrault LLP and Dorsey & Whitney LLP, on behalf of Goldcorp and the Selling Shareholder by Cassels Brock & Blackwell LLP and Dorsey & Whitney LLP and on behalf of the Underwriters by Stikeman Elliott LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP. Subscriptions will be received subject to rejection in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that certificates evidencing the Offered Shares will be available for delivery at the closing of the Offering, which is expected to take place on or about February 14, 2008, or such other date as may be agreed upon by the Corporation, the Selling Shareholder and the Underwriters. The Underwriters may effect transactions intended to stabilize or maintain the market price for the Common Shares at levels above which might otherwise prevail in the open market. See "Plan of Distribution".

After the Initial Offering, the Offering Price may be changed by the Underwriters as described under "Plan of Distribution".

The Corporation's head office is located at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

        Readers should rely only on information contained or incorporated by reference in this short form prospectus. The Corporation has not authorized anyone to provide the reader with different information. The Corporation is not making an offer of these securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This short form prospectus contains or incorporates by reference "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of silver, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination and reserve conversion rates. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Silver Wheaton to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: the absence of control over mining operations from which Silver Wheaton purchases silver and risks related to these mining operations, including risks related to international operations, actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, as well as those factors discussed in the section entitled "Risk Factors" in this short form prospectus. Although Silver Wheaton has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements. Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

FINANCIAL INFORMATION

        The financial statements of Silver Wheaton incorporated by reference herein are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

CURRENCY PRESENTATION, EXCHANGE RATE INFORMATION AND SILVER PRICE

        All monetary amounts used herein are stated in United States dollars, unless otherwise indicated. On January 30, 2008, the closing exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00=Cdn$1.0068 or Cdn$1.00=US$0.9932. On January 30, 2008, the closing afternoon fixing price of silver in United States dollars per troy ounce, as quoted on the London Bullion Market, was $16.76.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada and filed with, or furnished to, the United States Securities and Exchange Commission (the "SEC"). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Director, Investor Relations of the Corporation at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, V6C 2X8, telephone (604) 684-9648, and are also available electronically at www.sedar.com or www.sec.gov. For the purpose of the Province of Québec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Director, Investor Relations of the Corporation at the above-mentioned address and telephone number and is also available electronically at www.sedar.com.

        The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces of Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

  (a)
  the annual information form (the "Annual Information Form") of the Corporation dated March 21, 2007 for the year ended December 31, 2006;

  (b)
  the audited consolidated balance sheets of the Corporation as at December 31, 2006 and 2005 and the consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 2006 and 2005, the four month period ended December 31, 2004 and the year ended August 31, 2004, together with the auditors' report thereon and the notes thereto;

  (c)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2006;

  (d)
  the unaudited comparative consolidated financial statements of the Corporation as at and for the three and nine months ended September 30, 2007, together with the notes thereto;

  (e)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the three and nine months ended September 30, 2007;

  (f)
  the management information circular of the Corporation dated March 20, 2007 prepared in connection with the annual and special meeting of shareholders of the Corporation held on April 26, 2007;

  (g)
  the material change report of the Corporation filed on April 23, 2007 relating to the Corporation's agreement to purchase 25% of the life of mine silver production from Goldcorp's gold-silver-zinc-lead Peñasquito project (the "Peñasquito Project") located in Zacatecas, Mexico;

  (h)
  the material change report of the Corporation filed on May 3, 2007 relating to the Corporation's agreement to purchase all of the silver produced by Hellas Gold S.A. ("Hellas Gold"), a 65%-owned subsidiary of European Goldfields Limited ("European Goldfields"), at its lead-zinc-silver Stratoni mine (the "Stratoni Mine") located in northern Greece;

  (i)
  the material change report of the Corporation filed on July 5, 2007 relating to updated reserves and resources for the Peñasquito Project;

  (j)
  the material change report of the Corporation filed on August 3, 2007 relating to the Corporation's completion of its agreement to purchase 25% of the life of mine silver production from the Peñasquito Project;

  (k)
  the material change report (the "Peñasquito Material Change Report") of the Corporation filed on December 4, 2007 relating to updated silver production estimates for the Peñasquito Project and Luismin, S.A. de C.V.'s gold-silver San Dimas mines (the "San Dimas Mines") located in Mexico; and

  (l)
  the material change report of the Corporation filed on January 7, 2008 relating to the Corporation's agreement to purchase between 45% and 90% of the life of mine silver production from the copper-molybdenum-silver-gold Rosemont copper project (the "Rosemont Project") owned by Augusta Resource Corporation ("Augusta") located in Pima County, Arizona.

        Any document of the type referred to above (excluding confidential material change reports) filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

CAUTIONARY NOTE TO UNITED STATES INVESTORS
REGARDING PRESENTATION OF MINERAL RESOURCES

        This short form prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. This short form prospectus, including the documents incorporated by reference herein, uses the terms "Measured", "Indicated" and "Inferred" Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. Under United States disclosure standards, mineralization may not be classified as a "reserve" unless a determination has been made that the mineralization could be economically and legally extracted at the time the reserve determination is made. "Inferred Mineral Resources" have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

AVAILABLE INFORMATION

        The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces of Canada. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

        The Corporation is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Corporation is not required to publish financial statements as frequently or as promptly as United States companies. Reports and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the SEC in the public reference room at 100 F Street, N.E., Washington, D.C., 20549 by paying a fee. Prospective investors may call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information regarding the public reference facilities. The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        The Corporation has filed with the SEC a registration statement (the "Registration Statement") on Form F-10 under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") with respect to the Offered Shares. This short form prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Corporation and the Offered Shares, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this short form prospectus, including the documents incorporated by reference, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement can be found on the SEC's website, www.sec.gov, by clicking on and following the instructions for "Filings & Forms".

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the Registration Statement of which this short form prospectus forms a part: (i) the Underwriting Agreement; (ii) the documents referred to under the heading "Documents Incorporated by Reference" in this short form prospectus; (iii) the consent of Deloitte & Touche LLP; (iv) the consent of McCarthy Tétrault LLP; (v) the consent of Lars Malmström; (vi) the consent of Per Hedström; (vii) the consent of John R. Sullivan; (viii) the consent of Velasquez Spring; (ix) the consent of G. Ross MacFarlane; (x) the consent of Gordon Watts; (xi) the consent of Reynaldo Rivera; (xii) the consent of Robert H. Bryson; (xiii) the consent of Fred H. Brown; (xiv) the consent of Steven Ristorcelli; (xv) the consent of Randy Smallwood; (xvi) the consent of Watts, Griffis and McOuat Limited; and (xvii) powers of attorney of the directors and officers of the Corporation.

THE CORPORATION

Overview

        Silver Wheaton is a mining company with 100% of its operating revenue from the sale of silver. The Corporation's principal product is silver that it has agreed to purchase from (i) the San Dimas Mines owned by Goldcorp, (ii) the Zinkgruvan zinc-lead-silver mine in Sweden (the "Zinkgruvan Mine") owned by Lundin Mining Corporation, (iii) Glencore International AG ("Glencore"), based on production from its Yauliyacu mining operations in Perú (the "Yauliyacu Mine"), (iv) the Stratoni Mine owned by European Goldfields, and (v) the Peñasquito Project owned by Goldcorp. In the case of silver purchased from the San Dimas Mines, the Zinkgruvan Mine and the Peñasquito Project, the Corporation has agreed to purchase silver for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 0.4% and a maximum adjustment of 1.65% per annum after October 15, 2007 with respect to the San Dimas Mines, after December 8, 2007 with respect to the Zinkgruvan Mine and three years after commercial production commences and every December 31st thereafter with respect to the Peñasquito Project) and the then prevailing market price per ounce of silver. In the case of silver purchased from the Stratoni Mine, the Corporation has agreed to purchase silver for the lesser of $3.90 per ounce of silver (subject to an annual inflationary adjustment of 1% per annum after April 23, 2010) and the then prevailing market price per ounce of silver. In the case of silver purchased from Glencore, the Corporation has agreed to purchase silver for $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 1% and a maximum adjustment of 1.65% per annum after March 23, 2009).

        The Corporation is actively pursuing future growth opportunities, primarily by way of long-term silver purchase contracts. The Corporation is currently engaged in discussions with respect to such possible opportunities. At any given time, discussions and activities can be in progress on a number of initiatives, each at different stages of development. Other than as disclosed herein, the Corporation currently does not have any binding agreements or commitments to enter into any such transaction. There is no assurance that any potential transaction will be successfully completed.

Recent Developments

        On April 23, 2007, the Corporation entered into a silver purchase contract with European Goldfields and Hellas Gold, a 65%-owned subsidiary of European Goldfields, pursuant to which the Corporation agreed to purchase 100% of the silver produced by Hellas Gold from the Stratoni Mine over its entire mine life, for an upfront payment of $57.5 million, plus a payment equal to the lesser of (a) $3.90 per ounce of silver (subject to an annual inflationary adjustment of 1% per annum after April 23, 2010); and (b) the then prevailing market price per ounce of silver. For further details, see the material change report of the Corporation filed on May 3, 2007 which is incorporated by reference in this short form prospectus.

        On July 25, 2007, the Corporation entered into a silver purchase contract with Goldcorp and Minera Peñasquito, S.A. de C.V. ("Minera Peñasquito"), a wholly-owned subsidiary of Goldcorp, pursuant to which the Corporation agreed to purchase 25% of the silver produced by Minera Peñasquito from the Peñasquito Project over its entire mine life, for an upfront payment of $485 million, plus a payment equal to the lesser of (a) $3.90 per ounce of silver (subject to an annual inflationary adjustment equal to 50% of the percentage increase in the United States consumer price index, subject to a minimum adjustment of 0.4% and a maximum adjustment of 1.65% per annum three years after commercial production commences and every December 31st thereafter); and (b) the then prevailing market price per ounce of silver. Silver Wheaton currently has a right of first refusal on any further sales of silver streams from Peñasquito for the mine life. Such right of first refusal applies for so long as Goldcorp maintains at least a 20% interest in Silver Wheaton. Therefore, upon the successful completion of the Offering, Silver Wheaton's right of first refusal on any further sales of silver streams from Peñasquito for the mine life will be extinguished. For further details, see the material change reports of the Corporation filed on April 23, 2007, July 5, 2007 and August 3, 2007 which are incorporated by reference in this short form prospectus.

        On November 5, 2007, the Corporation completed the acquisition of common shares of Mines Management, Inc. ("Mines Management") for an aggregate purchase price of $10 million. Following such acquisition, the Corporation owns approximately 11.2% of the outstanding common shares of Mines Management and has been granted a right of first refusal over any silver stream sales by Mines Management from any of its projects in Montana.

        On December 20, 2007, the Corporation entered into a binding letter agreement to purchase between 45% and 90% of the life of mine silver production from the Rosemont Project owned by Augusta. Subject to the finalization of the structure of the transaction, including tax considerations, the Corporation will pay an upfront cash payment ranging in value from $135 million to $165 million to acquire 45% of the payable silver, to $240 million to $320 million to acquire 90% of the payable silver, produced for the life of mine. The transaction is subject to (a) Augusta receiving all necessary permits to construct and operate a mine in accordance with their August 2007 Rosemont Feasibility Study, (b) Augusta having entered into committed arrangements for sufficient financing to construct and operate the mine, and (c) execution by the parties of definitive agreements on or before June 30, 2008 as well as receipt of any required regulatory approvals and third-party consents. The tax structuring and decision on the percentage of silver to be sold is expected to be finalized by March 31, 2008 and the transaction is expected to close in the second quarter of 2008. For further details, see the material change report of the Corporation filed on January 7, 2008 which is incorporated by reference in this short form prospectus.

CONSOLIDATED CAPITALIZATION

        There have not been any material changes in the share and loan capital of the Corporation since September 30, 2007, the date of the Corporation's most recently filed financial statements.

USE OF PROCEEDS

        The net proceeds to the Selling Shareholder from the sale of the Offered Shares will be approximately $1,511,000,000, after deducting the Underwriters' fee and the estimated expenses of the Offering. The Corporation will not receive any of the proceeds from the Offering.

THE SELLING SHAREHOLDER

        The following table sets forth information with respect to the Selling Shareholder's ownership of the Corporation's securities, as of the date hereof and as adjusted to reflect the sale of Offered Shares pursuant to the Offering:

		Common Shares Owned Prior to the Offering		Common Shares Owned After the Offering
Name
	Type of Ownership	Number	Percentage	Number	Percentage
Goldcorp Trading (Barbados) Ltd.(1)	Of record and beneficially	108,000,000	48%	Nil	0%

(1)
Goldcorp Trading (Barbados) Ltd. is a wholly-owned subsidiary of Goldcorp.

PLAN OF DISTRIBUTION

        Pursuant to the Underwriting Agreement, the Selling Shareholder has agreed to sell and the Underwriters have severally agreed to purchase, as principals, on February 14, 2008, or on such other date as may be agreed upon by the Corporation, the Selling Shareholder and the Underwriters (the "Closing Date"), all but not less than all of the 108,000,000 Offered Shares at the Offering Price, against delivery of certificates therefor, subject to compliance with all necessary legal requirements and to the conditions contained in the Underwriting Agreement. The Underwriting Agreement provides that the Selling Shareholder will pay to the Underwriters a fee of Cdn$0.50 per Offered Share or an aggregate of Cdn$54,000,000, representing 3.45% of the gross proceeds from the Offering, for their services in connection with the distribution of the Offered Shares offered by this short form prospectus. The Offering Price was determined by negotiation between Goldcorp, the Selling Shareholder and the Underwriters. All fees and expenses of the Corporation and the Selling Shareholder associated with the Offering will be paid by the Selling Shareholder.

        If all of the Offered Shares are not sold at the Offering Price after the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the Offering Price may be decreased, and further changed from time to time, to an amount not greater than the Offering Price and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Selling Shareholder.

        The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement. The closing of the Offering is conditional upon the receipt of an opinion from the Financial Industry Regulatory Authority that it has no objection to the proposed underwriting terms among the Corporation, Goldcorp, the Selling Shareholder and the Underwriters, as set forth in the Underwriting Agreement.

        Pursuant to rules and policy statements of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, provided that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market-making activities and a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, the Underwriters may over-allot or effect transactions in connection with the Offering intended to stabilize or maintain the market price of the Common Shares at levels other than those that might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

        The Underwriting Agreement also provides that the Corporation, the Selling Shareholder and Goldcorp will severally indemnify the Underwriters against certain liabilities and expenses or will contribute to payments that the Underwriters may be required to make in respect thereof.

        The Corporation has agreed in favour of the Underwriters that, during the period ending 90 days after the Closing Date, it will not issue or announce the issuance, sell or announce the sale, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, of any Common Shares or any securities convertible into or exchangeable for or exercisable to acquire Common Shares without the prior consent of Macquarie Capital Markets Canada Ltd. and Genuity Capital Markets, such consent not to be unreasonably withheld, or in certain specified circumstances. In addition, as a condition of closing of the Offering, directors and officers of the Corporation, as the Underwriters may reasonably require, will agree in favour of the Underwriters not to sell, transfer, assign, pledge or otherwise dispose of any securities of the Corporation owned, directly or indirectly, by such directors or officers until the earlier of the 90th day following the Closing Date and the 30th day following the Closing Date where the Underwriters hold, as principal, less than 10 million Shares, without the prior consent of Macquarie Capital Markets Canada Ltd. and Genuity Capital Markets, such consent not to be unreasonably withheld.

        Further, Goldcorp will covenant and agree, on its own behalf and on behalf of any subsidiary of Goldcorp that exercises control or direction over any securities of the Corporation (collectively, the "Goldcorp Entities"), that the Goldcorp Entities will not, during the period ending 90 days after the Closing Date, directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any such intention, whether through the facilities of a stock exchange, by private placement or otherwise, securities of the Corporation held by the Goldcorp Entities, if any remain, directly or indirectly.

        The Offering is being made concurrently in all of the provinces of Canada and in the United States pursuant to the multijurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The Offered Shares will be offered in the United States and Canada through the Underwriters directly or through their respective United States broker-dealer affiliates registered in each jurisdiction, as applicable.

        The rules of the SEC may limit the ability of the Underwriters to bid for or purchase Common Shares before the distribution of Offered Shares is completed. However, the Underwriters may engage in the following activities in accordance with these rules:

  •
  Stabilizing transactions that permit bids to purchase Common Shares so long as the stabilizing bids do not exceed a specified maximum;

  •
  Over-allotment transactions that involve sales by the Underwriters of Common Shares in excess of the number of Offered Shares the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing Common Shares in the open market; and

  •
  Penalty bids that permit the representatives to reclaim a selling concession from a syndicate member when the Offered Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the Common Shares, and may cause the price of the Common Shares to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the Common Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, the TSX or otherwise and, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON SHARES

        The Corporation is authorized to issue an unlimited number of Common Shares, of which there are 222,934,237 issued and outstanding as of January 30, 2008. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to, or on a pro rata basis with, the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of McCarthy Tétrault LLP, counsel to the Corporation, the following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to the holding and disposition of Common Shares by a holder who acquires Offered Shares pursuant to the Offering and who, for purposes of the Tax Act and at all relevant times, holds the Offered Shares as capital property, and deals at arm's length and is not affiliated with the Corporation, the Selling Shareholder, the Underwriters, and a subsequent purchaser to whom the holder sells or transfers the Offered Shares. The Offered Shares will generally be considered to be capital property to a holder unless either the holder holds such Offered Shares in the course of carrying on a business of buying and selling securities or the holder has acquired the Offered Shares in a transaction or transactions considered to be an adventure in the nature of trade.

        This summary is not applicable to a holder: (i) that is a "financial institution" (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) a "specified financial institution" (as defined in the Tax Act); (iii) an interest in which is a "tax shelter investment" (as defined in the Tax Act); (iv) to which the "functional currency" reporting rules in section 261 of the Tax Act apply; or (v) who holds or subsequently acquires Common Shares acquired on the exercise of a stock option received in respect of, in the course of, or by virtue of employment with the Corporation or any corporation or mutual fund trust (as defined in the Tax Act) not dealing at arm's length with the Corporation. Such a holder should consult his, her or its own tax advisors with respect to the purchase of Offered Shares pursuant to the Offering.

        This summary is based upon the facts set out in this short form prospectus, the provisions of the Tax Act, the regulations thereunder (the "Regulations") in force as of the date hereof, all proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the "Proposals") and counsel's understanding of the administrative and assessing practices and policies of the Canada Revenue Agency (the "CRA") which have been made publicly available prior to the date hereof. No assurance can be given that the Proposals will be enacted as proposed, if at all. This summary does not take into account or anticipate any other changes in law, whether by legislative, regulatory, administrative or judicial decision or action or changes in the administrative practices of the CRA, is not exhaustive of all Canadian federal income tax considerations and does not take into account other federal tax considerations or provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in Offered Shares. The income and other tax consequences of acquiring, holding and disposing of Offered Shares will vary according to the status of the holder, the province or provinces or territory or territories in which the holder resides or carries on business and, generally, the holder's own particular circumstances. Accordingly, the following description of income tax matters is of a general nature only and is not intended to constitute advice to any particular holder. Prospective holders should consult their own tax advisors with respect to the income tax consequences of investing in Offered Shares based on their particular circumstances.

Holders Resident in Canada

        The following part of the summary is applicable to a holder who, at all relevant times, is or is deemed to be resident in Canada for the purposes of the Tax Act and any applicable income tax treaty or convention (a "Canadian Holder").

        Certain Canadian Holders who might not otherwise be considered to hold their Offered Shares as capital property may, in certain circumstances, be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have the Offered Shares and every other "Canadian security" (as defined in the Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Canadian Holders contemplating such an election should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

Taxation of Dividends on Offered Shares

        Dividends (including deemed dividends) received on the Offered Shares by a Canadian Holder who is an individual (other than by certain trusts) will be required to be included in computing the Canadian Holder's income and will generally be subject to the gross-up and the dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. To the extent that the Corporation designates the dividends as "eligible dividends" (within the meaning of the Tax Act) in the prescribed manner, the Canadian Holder will be subject to the enhanced gross-up and dividend tax credit rules. There may be limitations on the ability of the Corporation to designate dividends as "eligible dividends". Taxable dividends received by an individual (and certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual's circumstances.

        Dividends (including deemed dividends) received on the Offered Shares by a Canadian Holder that is a corporation will be included in computing the corporation's income and will generally be deductible in computing the corporation's taxable income. A Canadian Holder that is a "private corporation" or a "subject corporation", as such terms are defined in the Tax Act, may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Offered Shares to the extent that such dividends are deductible in computing the Canadian Holder's taxable income.

Disposition of Offered Shares

        In general, a Canadian Holder will realize a capital gain (or capital loss) on a disposition, or a deemed disposition, of such Offered Share (other than, in certain cases, to the Corporation), equal to the amount by which the proceeds of disposition of the Offered Share net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Offered Share to the Canadian Holder. For this purpose, the adjusted cost base to a Canadian Holder of a Offered Share at any particular time normally will be determined by averaging the cost of that Offered Share with the adjusted cost base of all Offered Shares held as capital property at that time by the Canadian Holder.

        A Canadian Holder will be required to include in income one-half of the amount of any capital gain (a "taxable capital gain") realized in the year of a disposition of the Offered Shares and generally will be entitled to deduct one-half of the amount of any capital loss (an " allowable capital loss") against taxable capital gains realized in the year of a disposition, the three preceding years or any subsequent year, to the extent and under the circumstances described in the Tax Act.

        In general, in the case of a Canadian Holder that is a corporation, the amount of any capital loss otherwise determined arising from a disposition or deemed disposition of Offered Shares may be reduced by the amount of dividends previously received thereon, or deemed to be received thereon, to the extent and under the circumstances prescribed in the Tax Act. Analogous rules apply where a Canadian Holder that is a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns Offered Shares.

        A Canadian Holder that is, throughout the relevant taxation year, a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% of its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

        Capital gains realized by an individual (including trusts other than certain specified trusts) may give rise to a liability for alternative minimum tax.

Holders Not Resident in Canada

        This part of the summary is generally applicable to a holder who, at all relevant times, is neither resident nor deemed to be resident in Canada for the purposes of the Tax Act and any applicable income tax treaty or convention, and who does not use or hold, and is not deemed to use or hold, the Offered Shares in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules not discussed in this summary may apply to a non-resident insurer carrying on an insurance business in Canada and elsewhere; such insurers should consult their own tax advisors.

Taxation of Dividends on Offered Shares

        Amounts paid or credited or deemed to be paid or credited to a Non-Resident Holder as, on account or in lieu of, or in satisfaction of a dividend on the Offered Shares will be subject to a Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of any applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention (1980) (the "Canada-U.S. Treaty"), the withholding tax rate in respect of a dividend paid to a person who is the beneficial owner of the dividend and is resident in the United States for purposes of, and entitled to full benefits under, the Canada-U.S. Treaty, is generally reduced to 15% (unless the beneficial owner is a company that owns at least 10% of the voting stock of the Corporation, in which case the rate is reduced to 5%).

Disposition of Offered Shares

        A Non-Resident Holder of Offered Shares will not generally be subject to income tax under the Tax Act in respect of the disposition of such shares, provided that the Offered Shares are not, and are not deemed to be, "taxable Canadian property" (as defined in the Tax Act) to the Non-Resident Holder at the time of disposition.

        Generally, Offered Shares will not be taxable Canadian property to a Non-Resident Holder at a particular time provided that: (i) the Offered Shares are listed on a designated stock exchange (which includes the TSX and the NYSE) at that time; (ii) at no time during the sixty (60) month period immediately preceding the disposition of such shares did the Non-Resident Holder, either alone or together with one or more persons with whom the holder does not deal at arm's length, own 25% or more of the issued shares of any class or series of shares in the capital of the Corporation; and (iii) the Offered Shares were not deemed under the Tax Act to be taxable Canadian property to the Non-Resident Holder.

        In the event that the Offered Shares constitute or are deemed to constitute taxable Canadian property to any Non-Resident Holder, the tax consequences of realizing a capital gain on the disposition of such shares as described above under the heading "Holders Resident in Canada — Disposition of Offered Shares" generally will apply, subject to the Non-Resident Holder being entitled to relief under the provisions of an applicable income tax treaty or convention. Non-Resident Holders whose Offered Shares may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain anticipated material United States federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Offered Shares acquired pursuant to the Offering.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of Offered Shares. This summary only applies to U.S. Holders that hold Offered Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Scope of this Summary

Authorities

        This summary is based on the Code, Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (the "IRS"), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Offered Shares that is (a) an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes, (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S. or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person as described in Section 7701(a)(30) of the Code or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Offered Shares other than a partnership or a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of Offered Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

        This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. expatriates or former long-term residents of the United States; and (i) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more, by voting power or value, of the outstanding shares of the Corporation. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Offered Shares.

        If an entity that is classified as a partnership (or "pass-through" entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of "pass-through" entities) for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of Offered Shares.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Offered Shares

Distributions on Offered Shares

  General Taxation of Distributions

        Except as discussed below under "Additional Rules that May Apply to U.S. Holders — Passive Foreign Investment Company", a U.S. Holder that receives a distribution, including a constructive distribution, with respect to the Offered Shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Corporation as determined under U.S. federal income tax principles. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Corporation, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Offered Shares and, (b) thereafter, as gain from the sale or exchange of such

Offered Shares. (See more detailed discussion at "Disposition of Offered Shares" below.) Dividends paid on the Offered Shares generally will not be eligible for the "dividends received deduction" available to domestic corporate shareholders under the Code.

  Reduced Tax Rates for Certain Dividends

        For taxable years beginning before January 1, 2011, a dividend paid by the Corporation generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Corporation is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on Common Shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date."

        The Corporation generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) the Corporation is eligible for the benefits of the Canada-U.S. Tax Convention, or (b) the Offered Shares are readily tradable on an established securities market in the U.S. However, even if the Corporation satisfies one or more of such requirements, the Corporation will not be treated as a QFC if the Corporation is a "passive foreign investment company" (as defined below) for the taxable year during which the Corporation pays a dividend or for the preceding taxable year.

        If the Corporation is not a QFC, a dividend paid by the Corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the dividend rules.

  Distributions Paid in Foreign Currency

        The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize U.S. source ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Disposition of Offered Shares

        A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Common Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Offered Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the Common Shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Offered Shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules unless such U.S. Holder makes an election under the Code to treat any such gain as foreign source. (See more detailed discussion at "Foreign Tax Credit" below.)

        Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Corporation generally will be categorized as "passive income." The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of, Offered Shares may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed properly to report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Additional Rules that May Apply to U.S. Holders

        If the Corporation is a "controlled foreign corporation" or a "passive foreign investment company" (each as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares.

Controlled Foreign Corporation

        The Corporation generally will be a "controlled foreign corporation" under Section 957 of the Code (a "CFC") if more than 50% of the total voting power or the total value of the outstanding shares of the Corporation is owned, directly or indirectly, by citizens or residents of the U.S., domestic partnerships, domestic corporations, domestic estates, or domestic trusts (each as defined in Section 7701(a)(30) of the Code), each of which own, directly or indirectly, 10% or more of the total voting power of the outstanding shares of the Corporation (a "10% Shareholder").

        If the Corporation is a CFC, a 10% Shareholder generally will be subject to current U.S. federal income tax with respect to (a) such 10% Shareholder's pro rata share of the "subpart F income" (as defined in Section 952 of the Code) of the Corporation and (b) such 10% Shareholder's pro rata share of the earnings of the Corporation invested in "United States property" (as defined in Section 956 of the Code). In addition, under Section 1248 of the Code, any gain recognized on the sale or other taxable disposition of Offered Shares by a U.S. Holder that was a 10% Shareholder at any time during the five-year period ending with such sale or other taxable disposition generally will be treated as a dividend to the extent of the "earnings and profits" of the Corporation that are attributable to such Offered Shares. If the Corporation is both a CFC and a "passive foreign investment company," the Corporation generally will be treated as a CFC (and not as a "passive foreign investment company") with respect to any 10% Shareholder.

        The Corporation does not believe that it has previously been, or currently is, a CFC and does not believe it will become a CFC as a result of this Offering. However, there can be no assurance that the Corporation will not be a CFC for the current or any subsequent taxable year.

Passive Foreign Investment Company ("PFIC")

        Special, and generally unfavourable, rules are applicable to U.S. Holders owning shares in a PFIC. Based in part on current operations and financial projections, the Corporation does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. However, the determination of whether or not the Corporation is a PFIC is made on an annual basis and is based on the types of income the Corporation earns and the types and value of the Corporation's assets from time to time, all of which are subject to change. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Furthermore, whether the Corporation will be a PFIC for the current taxable year and each subsequent taxable year depends on its assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation was not, or will not be, a PFIC for any taxable year.

INTEREST OF EXPERTS

        The following individuals are the qualified persons as defined by National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") in connection with the mineral reserve and mineral resource estimates incorporated by reference in this short form prospectus:

  1.
  Velasquez Spring, P.Eng., Senior Geologist at Watts, Griffis and McOuat Limited ("WGM"), is the qualified person responsible for the mineral reserve and mineral resource estimates for the San Dimas Mines.

  2.
  Reynaldo Rivera, MAusIMM at Luismin, S.A. de C.V., is the qualified person responsible for the mineral reserve and mineral resource estimates for the Los Filos project located in Mexico.

  3.
  Lars Malmström, Chief Geologist at Zinkgruvan, and Per Hedström, Senior Geologist at Zinkgruvan, are the qualified persons responsible for the mineral reserve and mineral resource estimates for the Zinkgruvan Mine.

  4.
  Velasquez Spring, P.Eng., Senior Geologist at WGM, is the qualified person responsible for the mineral reserve and mineral resource estimates for the Yauliyacu Mine.

  5.
  Robert H. Bryson, MMSA, Vice President, Engineering at Goldcorp, is the qualified person responsible for the mineral reserve and mineral resource estimates for the Peñasquito Project.

        Randy Smallwood, Executive Vice President of Corporate Development of the Corporation, is the qualified person as defined by NI 43-101 in connection with the scientific or technical information regarding the Stratoni Mine incorporated by reference in this short form prospectus.

        The following are the technical reports prepared in accordance with NI 43-101 from which technical information incorporated by reference in this short form prospectus has been derived:

  1.
  San Dimas Mines — Velasquez Spring, P.Eng., Senior Geologist at WGM, and Gordon Watts, P.Eng., Senior Associate Mineral Economist at WGM, prepared a report in accordance with NI 43-101 entitled "An Audit of the Mineral Reserves/Resources Tayoltita, Santa Rita and San Antonio as of December 31, 2006 for Silver Wheaton Corp." dated March 15, 2007.

  2.
  Zinkgruvan Mine — John R. Sullivan, P.Geo., Senior Geologist at WGM, and G. Ross MacFarlane, P.Eng., former Senior Associate Metallurgical Engineer at WGM, prepared a report in accordance with NI 43-101 entitled "A Technical Review of the Zinkgruvan Mine in South-Central Sweden for Silver Wheaton Corp." dated December 13, 2004.

  3.
  Yauliyacu Mine — Velasquez Spring, P.Eng., Senior Geologist at WGM, and G. Ross MacFarlane, P.Eng., former Senior Associate Metallurgical Engineer at WGM, prepared a report in accordance with NI 43-101 entitled "A Technical Review on the Yauliyacu Lead/Zinc Mine, Junin Province, Perú for Silver Wheaton Corp." dated April 10, 2006.

  4.
  Peñasquito Project — Robert H. Bryson, MMSA, Vice President, Engineering at Goldcorp, Fred H. Brown, CPG, independent consultant to Goldcorp, Reynaldo Rivera, AusIMM, Vice President, Exploration at Luismin, S.A. de C.V., and Steven Ristorcelli, CPG, Principal Geologist at Mine Development Associates, Inc., prepared a report in accordance with NI 43-101 entitled "Peñasquito Technical Report Concepcíon del Oro District, Zacatecas State, México" dated December 31, 2007.

        Each of such reports are available on SEDAR at www.sedar.com under the Corporation's profile.

        Other than (i) 500 common shares of Goldcorp held by Mr. MacFarlane, and (ii) 5,858 common shares of Goldcorp and options to purchase a further 70,350 common shares of Goldcorp held by Mr. Bryson, none of the aforementioned qualified persons held any securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports referred to above or following the preparation of such reports nor did they receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports.

        Other than Messrs. Bryson and Rivera who are officers of Goldcorp and Luismin, S.A. de C.V., a wholly-owned subsidiary of Goldcorp, respectively, none of the aforementioned qualified persons are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

        Neither McCarthy Tétrault LLP nor Stikeman Elliott LLP or any associate or partner thereof received a direct or indirect interest in any property of the Corporation or of any associate or affiliate of the Corporation. As at the date hereof, the associates and partners of each of the aforementioned partnerships beneficially own, directly or indirectly, in the aggregate less than one per cent of the securities of the Corporation.

        No associate or partner of the aforementioned partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

RISK FACTORS

        An investment in securities of the Corporation involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to information set out elsewhere in this short form prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the Corporation's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation.

Risks relating to the Corporation

Subject to Same Risk Factors as the San Dimas, Zinkgruvan, Yauliyacu and Stratoni Mines and the Peñasquito and Rosemont Projects

        To the extent that they relate to the production of silver from, or the continued operation of, the San Dimas Mines, the Zinkgruvan Mine, the Yauliyacu Mine, the Stratoni Mine, the Peñasquito Project or the Rosemont Project (collectively, the "Mining Operations"), the Corporation will be subject to the risk factors applicable to the operators or such mines or projects, as set forth below under "Risks relating to the Mining Operations".

Commodity Prices

        The price of the Common Shares and the Corporation's financial results may be significantly adversely affected by a decline in the price of silver. The price of silver fluctuates widely, especially in recent years, and is affected by numerous factors beyond the Corporation's control such as the sale or purchase of silver by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of major silver-producing countries throughout the world.

        In the event that the prevailing market price of silver is $3.90 per ounce or less (subject to certain inflationary price adjustments), the price at which the Corporation can purchase silver from the San Dimas Mines, the Zinkgruvan Mine, the Stratoni Mine and the Peñasquito Project will be the then prevailing market price per ounce of silver while the price at which the Corporation can purchase silver from the Yauliyacu Mine will be $3.90 and the Corporation will not generate positive cash flow or earnings.

No Control Over Operations at the San Dimas, Zinkgruvan, Yauliyacu and Stratoni Mines and the Peñasquito and Rosemont Projects

        The Corporation has agreed to purchase 100% of all of the refined silver produced by the San Dimas Mines, 100% of all of the silver contained in lead concentrate produced by the Zinkgruvan Mine, up to 4.75 million ounces of silver produced per year based on production from the Yauliyacu Mine, 100% of the silver produced from the Stratoni Mine and 25% of the silver produced from the Peñasquito Project. The Corporation has also entered into a binding letter agreement to purchase between 45% and 90% of the silver produced from the Rosemont Project. Other than the security interests which have been granted to Silver Wheaton (Caymans) Ltd. ("Silver Wheaton Caymans") in the case of the San Dimas Mines and the Zinkgruvan Mine and the guarantee of Glencore in the case of the Yauliyacu Mine, the Corporation has no contractual rights relating to the operations of such mines, the Stratoni Mine or the Peñasquito Project. Other than the penalties payable by the Selling Shareholder and the operators of the Zinkgruvan Mine and the Yauliyacu Mine to Silver Wheaton Caymans if, at the end of certain guarantee periods, the total number of ounces of silver sold by the third parties to the various silver purchase agreements to Silver Wheaton Caymans is less than certain minimum amounts, the Corporation will not be entitled to any compensation if the Mining Operations do not meet their forecasted silver production targets in any specified period or if the Mining Operations shut down or discontinue their operations on a temporary or permanent basis. In the case of the Peñasquito Project or the Rosemont Project, they may not commence commercial production within the time frames anticipated, if at all, and there can be no assurance that the silver production from the Peñasquito Project or the Rosemont Project will ultimately meet forecasts or targets. At any time, Minera Peñasquito or Augusta or their successors may decide to suspend or discontinue operations.

Risk of Non-Completion of Silver Purchase Agreement with Augusta

        The silver purchase transaction with Augusta is subject to (a) Augusta receiving all necessary permits to construct and operate a mine in accordance with their August 2007 Rosemont Feasibility Study, (b) Augusta having entered into committed arrangements for sufficient financing to construct and operate the mine, (c) execution by the parties of definitive agreements on or before June 30, 2008, and (d) the receipt of any required regulatory approvals and third-party consents. There can be no assurance that the Corporation will enter into a silver purchase agreement with Augusta on the terms set out in the binding letter agreement or at all.

Operating Model Risk

        The Corporation is not directly involved in the ownership or operation of mines. However, the silver purchase agreements that the Corporation has entered into are subject to most of the significant risks and rewards of a mining company, with the primary exception that, under such agreements the Corporation acquires silver production at a fixed cost. As a result of the Corporation's operating model, the cash flow of the Corporation is dependent upon the activities of third parties which creates the risk that at any time those third parties may (a) have business interests or targets that are inconsistent with those of the Corporation, (b) take action contrary to the Corporation's policies or objectives, (c) be unable or unwilling to fulfill their obligations under their agreements with the Corporation, or (d) experience financial, operational or other difficulties, including insolvency, which could limit a third party's ability to perform its obligations under the third party arrangements. In addition, the termination of one or more of the Corporation's silver purchase agreements with such third parties could have a material adverse effect on the results of operations or financial condition of the Corporation.

Silver Produced as a By-Product

        Silver is produced as a by-product metal at all operations with which the Corporation has silver purchase contracts, therefore, the economic cut-off applied to the reporting of silver reserves and resources will be influenced by changes in the commodity prices of other metals at the mine.

Acquisition Strategy

        As part of the Corporation's business strategy, it has sought and will continue to seek new exploration, mining and development opportunities in the resource industry. In pursuit of such opportunities, the Corporation may fail to select appropriate acquisition candidates or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses and their personnel into the Corporation. The Corporation cannot assure that it can complete any acquisition or business arrangement that it pursues, or is pursuing, on favourable terms, or that any acquisitions or business arrangements completed will ultimately benefit the Corporation.

Market Price of the Common Shares and the Common Share Purchase Warrants

        The Common Shares are listed and posted for trading on the TSX and on the NYSE and the Corporation's three series of common share purchase warrants are listed and posted for trading on the TSX. The Corporation's business is in an early stage of development and an investment in the Corporation's securities is highly speculative. Securities of companies involved in the resource industry have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. The price of the Common Shares and the Corporation's common share purchase warrants are also likely to be significantly affected by short-term changes in silver prices or in the Corporation's financial condition or results of operations as reflected in its quarterly earnings reports.

Dividend Policy

        No dividends on the Common Shares have been paid by the Corporation to date. The Corporation anticipates that it will retain all earnings and other cash resources for the foreseeable future for the operation and development of its business. The Corporation does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the Corporation's board of directors after taking into account many factors, including the Corporation's operating results, financial condition and current and anticipated cash needs.

Conflicts of Interest

        Certain of the directors and officers of the Corporation also serve as directors and/or officers of other companies involved in natural resource exploration, development and mining operations, in particular Goldcorp, and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Business Corporations Act (Ontario) and other applicable laws. Lawrence Bell and Douglas Holtby, two of the directors of the Corporation, are also currently directors of Goldcorp.

Risks relating to the Mining Operations

        To the extent that risk factors relate to the Zinkgruvan Mine, the Stratoni Mine or the Rosemont Project, the Corporation has relied on publicly available information. To the extent that risk factors relate to the Yauliyacu Mine, the Corporation has relied on information provided by Glencore. To the extent that risk factors relate to the San Dimas Mines and the Peñasquito Project, the Corporation has relied on information provided by Goldcorp.

Exploration, Development and Operating Risk

        Mining operations generally involve a high degree of risk. The Mining Operations are subject to all the hazards and risks normally encountered in the exploration, development and production of silver, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of mines and other producing facilities, damage to property, injury or loss of life, environmental damage, work stoppages, delays in production, increased production costs and possible legal liability. Although adequate precautions to minimize risk will be taken, milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.

        The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by the owners or operators of the Mining Operations will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted.

Environmental Risks and Hazards

        All phases of the Mining Operations are subject to environmental regulation in the jurisdictions in which they operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Mining Operations. Environmental hazards may exist on the properties on which the owners or operators of the Mining Operations hold interests which are unknown to such owners or operators at present and which have been caused by previous or existing owners or operators of the properties.

        Government approvals and permits are currently, and may in the future be, required in connection with the Mining Operations. To the extent such approvals are required and not obtained, the Mining Operations may be curtailed or prohibited from continuing operations or from proceeding with planned exploration or development of mineral properties.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Mining Operations and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Governmental Regulation

        The Mining Operations and exploration activities are subject to extensive foreign laws and regulations governing exploration, development, production, exports, taxes, labour standards, waste disposal, protection and remediation of the environment, reclamation, historic and cultural resources preservation, mine safety and occupation health, handling, storage and transportation of hazardous substances and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing the San Dimas

Mines, the Zinkgruvan Mine, the Yauliyacu Mine, the Stratoni Mine, the Peñasquito Project and the Rosemont Project and other facilities in compliance with such laws and regulations are significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the owners or operators of the Mining Operations would not proceed with the development of or continue to operate a mine. As part of their normal course operating and development activities, such owners or operators have expended significant resources, both financial and managerial, to comply with governmental and environmental regulations and permitting requirements, and will continue to do so in the future. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from the Mining Operations could result in substantial costs and liabilities in the future.

Environmental Regulation

        All phases of mining and exploration operations are subject to governmental regulation including environmental regulation. Environmental legislation is becoming more strict, with increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened responsibility for companies and their officers, directors and employees. There can be no assurance that possible future changes in environmental regulation will not adversely affect the Mining Operations. As well, environmental hazards may exist on a property in which the owners or operators of the Mining Operations hold an interest which were caused by previous or existing owners or operators of the properties and of which such owners or operators are not aware at present and which could impair the commercial success, levels of production and continued feasibility and project development and mining operations on these properties.

Luismin Tailings Management Risks

        Certain environmental issues have arisen in respect of the tailings facilities at various mining operations of the operator, Luismin, of the San Dimas Mines in Mexico. Luismin will be required to make further expenditures to maintain compliance with applicable environmental regulations. To the extent that Luismin's tailings containment sites do not adequately contain tailings and result in pollution to the environment, Luismin may incur environmental liability for mining activities conducted both prior to and during its ownership of the Luismin operations. Should Luismin be unable to fund fully the cost of remedying an environmental problem, Luismin may be required to suspend operations or enter into interim compliance measures pending completion of required remediation, which could have a material adverse effect on Luismin.

Permitting

        The Mining Operations are subject to receiving and maintaining permits from appropriate governmental authorities. Although the Corporation believes that the owners and operators of the Mining Operations currently have all required permits for their respective operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations, additional permits for any possible future changes to operations or additional permits associated with new legislation. Prior to any development on any of these properties, permits from appropriate governmental authorities may be required. There can be no assurance that the owners or operators of the Mining Operations will continue to hold all permits necessary to develop or continue operating at any particular property.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on the owners or operators of the Mining Operations, resulting in increased capital expenditures or production costs, reduced levels of production at producing properties or abandonment or delays in development of properties.

Infrastructure

        Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Mining Operations.

Mineral Reserve and Mineral Resource Estimates

        The reported mineral reserves and mineral resources for the Mining Operations are only estimates. No assurance can be given that the estimated mineral reserves and mineral resources will be recovered or that they will be recovered at the rates estimated. Mineral reserve and mineral resource estimates are based on limited sampling, and, consequently, are uncertain because the samples may not be representative. Mineral reserve and mineral resource estimates may require revision (either up or down) based on actual production experience. Market fluctuations in the price of metals, as well as increased production costs or reduced recovery rates, may render certain mineral reserves and mineral resources uneconomic and may ultimately result in a restatement of estimated reserves and/or resources.

Need for Additional Mineral Reserves

        Because mines have limited lives based on proven and probable mineral reserves, the Mining Operations must continually replace and expand their mineral reserves as their mines produce precious metals. The life-of-mine estimates for the Mining Operations may not be correct. The ability of the owners or operators of the Mining Operations to maintain or increase their annual production of silver will be dependent in significant part on their ability to bring new mines into production and to expand mineral reserves at existing mines.

        The San Dimas Mines have an estimated mine life of [three] years based on proven and probable mineral reserves. Historically, Luismin has sustained operations through the conversion of a high percentage of inferred mineral resources to mineral reserves. Inferred mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty of inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration.

Land Title

        Although the title to the properties owned by Luismin was reviewed by or on behalf of Luismin, no formal title opinions were delivered to Luismin and, consequently, no assurances can be given that there are no title defects affecting such properties. Luismin's properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. In addition, Luismin may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

        Although the owners of the Zinkgruvan Mine have investigated the right to explore and exploit its properties and obtained records from government offices with respect to all of the mineral claims comprising its properties, this should not be construed as a guarantee of title. Other parties may dispute the title to a property or the property may be subject to prior unregistered agreements and transfers or land claims by aboriginal, native, or indigenous peoples. The title may be affected by undetected encumbrances or defects or governmental actions. The owners of the Zinkgruvan Mine have not conducted surveys of all of its properties and the precise area and location of claims or the properties may be challenged.

        No assurances can be given that there are no title defects affecting the Yauliyacu Mine, the Stratoni Mine, the Peñasquito Project or the Rosemont Project. The Yauliyacu Mine, the Stratoni Mine and the Peñasquito Project may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. In addition, the operators of such operations may be unable to operate them as permitted or to enforce their rights with respect to their properties which may ultimately impair the ability of these operators to fulfill their obligations under the silver purchase agreements with the Corporation.

Commodity Prices

        The price of metals has fluctuated widely in recent years, and future serious price declines could cause continued development of and commercial production from the Mining Operations to be impracticable. Depending on the price of other metals produced from the mines which generate cash flow to the owners, gold in the case of the San Dimas Mines, zinc-lead in the case of the Zinkgruvan Mine and the Yauliyacu Mine, lead-zinc-silver in the case of the Stratoni Mine and zinc-gold-silver-lead in the case of the Peñasquito Project, cash flow from mining operations may not be sufficient and such owners could be forced to discontinue production and may lose their interest in, or may be forced to sell, some of their properties. Future production from the San Dimas Mines, the Zinkgruvan Mine, the Yauliyacu Mine, the Stratoni Mine and the Peñasquito Project is dependent on metal prices that are adequate to make these properties economic.

        In addition to adversely affecting the reserve estimates and financial conditions, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Additional Capital

        The mining, processing, development and exploration of the Mining Operations may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production on any or all of the Mining Operations and related properties or even a loss of property interest. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on satisfactory terms.

Foreign Operations

        The operations at the San Dimas Mines and the Peñasquito Project are currently conducted in Mexico, the operations at the Zinkgruvan Mine are currently conducted in Sweden, the operations at the Yauliyacu Mine are currently conducted in Perú and the operations of the Stratoni Mine are currently conducted in Greece, and as such the operations are all exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties include, but are not limited to, terrorism, hostage taking, military repression, expropriation, extreme fluctuations in currency exchange rates, high rates of inflation, labour unrest, the risks of war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, illegal mining, changes in taxation policies, restrictions on foreign exchange and repatriation, and changing political conditions, currency controls and governmental regulations that favour or require the rewarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        The Yauliyacu Mine is located in central Perú and, accordingly, is subject to risks normally associated with the operation of mineral properties in Perú. Perú is a developing country that has experienced political, social and economic unrest in the past and protestors have from time to time targeted foreign mining firms. The mining operations at the Yauliyacu Mine could be affected in varying degrees by political instability and changes in government regulation relating to foreign investment and the mining business, including expropriation. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, fluctuations in currency rates and high inflation.

        Changes, if any, in mining or investment policies or shifts in political attitude in Mexico, Sweden, Perú or Greece may adversely affect the operations or profitability of the Mining Operations in these countries. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

        Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

        The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Mining Operations.

Peñasquito Construction and Development Risk

        The Peñasquito Project is currently at the construction stage of its development. Construction and development of the project is subject to numerous risks, including, but not limited to, delays in obtaining equipment, material and services essential to completing construction of the project in a timely manner; changes in environmental or other government regulations; currency exchange rates; labour shortages; and fluctuation in metal prices. There can be no assurance that Minera Peñasquito or its successors will have the financial, technical and operational resources to complete the construction and development of the Peñasquito Project in accordance with current expectations or at all.

Rosemont Construction and Development Risk

        The Rosemont Project is currently a development stage project. Construction and development of the project is subject to numerous risks, including, but not limited to, obtaining the necessary approvals and permits; delays in obtaining equipment, material and services essential to completing construction of the project in a timely manner; changes in environmental or other government regulations; currency exchange rates; labour shortages; and fluctuation in metal prices. The construction and development of the Rosemont Project requires significant capital, technical and managerial resources which Augusta may not be successful in obtaining and which could result in delay or indefinite postponement of further exploration and development of the Rosemont Project. The Rosemont Project may not commence commercial production within the time frames anticipated, if at all, and there can be no assurance that the silver production from the Rosemont Project will ultimately meet forecasts or targets. While the definitive agreement between the Corporation and Augusta relating to the Rosemont Project is expected to include a completion guarantee with minimum production criteria, Augusta or its successors may decide at any point in time to discontinue development of the Rosemont Project temporarily or on a permanent basis. Local environmental and political opposition may impede the development of the Rosemont Project. On January 16, 2007, the Pima County Board of Supervisors voted to oppose the project. However, the right to mine and extract the mineral resources is subject to obtaining permits and approvals from federal and state agencies.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Corporation is an Ontario corporation with its principal place of business in Canada. The majority of its directors and officers and certain of the experts named in this short form prospectus are residents of Canada or other jurisdictions outside the United States and all or a substantial portion of the Corporation's assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors, officers and experts who are not residents of the United States, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the United States federal securities law. Investors should not assume that Canadian courts or other non-United States courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities laws or any state securities or "blue sky" laws.

        The Corporation filed with the SEC, concurrently with the Registration Statement of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed DL Services, Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the Offering.

LEGAL MATTERS

        Certain legal matters will be passed upon on behalf of the Corporation by McCarthy Tétrault LLP, on behalf of Goldcorp and the Selling Shareholder by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Stikeman Elliott LLP. Dorsey & Whitney LLP is acting as United States legal counsel to the Corporation, Goldcorp and the Selling Shareholder and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as United States legal counsel to the Underwriters.

AUDITORS' CONSENT

        We have read the short form prospectus of Silver Wheaton Corp. (the "Corporation") dated January 31, 2008 qualifying the distribution of 108,000,000 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2006 and December 31, 2005 and the consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 2006 and 2005, the four month period ended December 31, 2004 and the year ended August 31, 2004. Our report is dated March 19, 2007.

Vancouver, British Columbia	(Signed) DELOITTE & TOUCHE LLP
January 31, 2008	Chartered Accountants

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

        (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

        (2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

        (3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request.

Same

        (4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual's conduct was lawful.

Derivative actions

        (4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual's association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

        (4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

          (a)   was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

          (b)   fulfils the conditions set out in subsections (3) and (4).

Insurance

        (4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

          (a)   in the individual's capacity as a director or officer of the corporation; or

          (b)   in the individual's capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation's request.

Application to court

        (5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

        (6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Article 6 of By-Law No. 1 of the Corporation provides as follows:

Protection of Directors, Officers and Others

        6.03 Limitation of Liability.    Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

        6.04 Indemnification.    Except as otherwise provided in the Act, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Corporation and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

        The Corporation carries liability insurance which provides for coverage for officers and directors of the Corporation and its subsidiaries, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of, or the enforcement of, pollutant laws and regulations.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

        The exhibits to this Registration Statement are listed in the exhibit index which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 31st day of January, 2008.

SILVER WHEATON CORP.
By:
/s/ Peter Barnes
Name: Peter Barnes
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Peter Barnes and Nolan Watson, or either of them, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Peter Barnes	President, Chief Executive Officer and	January 31, 2008
Peter Barnes	Director (Principal Executive Officer)
/s/ Nolan Watson	Chief Financial Officer (Principal Financial	January 31, 2008
Nolan Watson	Officer and Principal Accounting Officer)
/s/ Eduardo Luna	Director	January 31, 2008
Eduardo Luna
/s/ Peter Gillin	Director	January 31, 2008
Peter Gillin

III-2

Signature	Title	Date
/s/ John Brough	Director	January 31, 2008
John Brough
/s/ Wade Nesmith	Director	January 31, 2008
Wade Nesmith
/s/ Douglas Holtby	Director	January 31, 2008
Douglas Holtby
/s/ Lawrence Bell	Director	January 31, 2008
Lawrence Bell

III-3

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Silver Wheaton Corp. in the United States, on the 31st day of January, 2008.

/s/ Douglas Holtby Name: Douglas Holtby

III-4

EXHIBIT INDEX

Exhibit	Description
3.1	Underwriting Agreement*
4.1	Annual information form for the year ended December 31, 2006 dated March 21, 2007 (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 23, 2007)
4.2	Audited consolidated balance sheets of the Registrant as at December 31, 2006 and 2005 and the consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 2006 and 2005, and the four month period ended December 31, 2004 and the year ended August 31, 2004, together with the auditors' reports thereon and the notes thereto (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 23, 2007)
4.3	Management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006 (incorporated by reference in the Registrant's Annual Report on Form 40-F filed with the Commission on March 23, 2007)
4.4	Unaudited interim comparative consolidated financial statements of the Registrant as at and for the three and nine months ended September 30, 2007, together with the notes thereto (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on January 31, 2008)
4.5	Management's discussion and analysis of operations and financial condition for the three and nine months ended September 30, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on January 31, 2008)
4.6	Management information circular dated March 20, 2007 prepared in connection with the Company's annual and special meeting of shareholders held on April 26, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on April 2, 2007)
4.7	Material change report, dated April 23, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on April 23, 2007)
4.8	Material change report, dated May 3, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on May 3, 2007)
4.9	Material change report, dated July 5, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on July 5, 2007)
4.10	Material change report, dated August 3, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on August 3, 2007)
4.11	Material change report, dated December 4, 2007 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on December 5, 2007)
4.12	Material change report, dated January 7, 2008 (incorporated by reference in the Registrant's Form 6-K furnished to the Commission on January 7, 2008)
5.1	Consent of Deloitte & Touche LLP
5.2	Consent of McCarthy Tétrault LLP
5.3	Consent of L. Malmström
5.4	Consent of P. Hedström
5.5	Consent of J. Sullivan
5.6	Consent of V. Spring
5.7	Consent of G. MacFarlane
5.8	Consent of Watts, Griffis and McOuat Limited and Gordon Watts
5.9	Consent of R. Rivera
5.10	Consent of R. Bryson
5.11	Consent of F. Brown
5.12	Consent of S. Ristorcelli
5.13	Consent of G. Watts
5.14	Consent of R. Smallwood*
6.1	Powers of Attorney (included on the signature page of this Registration Statement)

*
To be filed by amendment.

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
FINANCIAL INFORMATION
CURRENCY PRESENTATION, EXCHANGE RATE INFORMATION AND SILVER PRICE
DOCUMENTS INCORPORATED BY REFERENCE
CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESOURCES
AVAILABLE INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
THE CORPORATION
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
THE SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON SHARES
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
INTEREST OF EXPERTS
RISK FACTORS
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
LEGAL MATTERS
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX